Exhibit 10.3

October 22, 2016

Via Hand Delivery

Howard Averill

c/o Time Warner Inc.

One Time Warner Center

New York, New York 10019

Dear Howard:

Reference is made to your Employment Agreement, made as of February 24, 2015 and effective as of January 1, 2015 (the “Employment Agreement”) with Time Warner Inc. (the “Company”). We have agreed to amend the Employment Agreement, effective as of the date of this letter agreement (the “Letter Agreement”), in order to extend the term date of the Employment Agreement to December 31, 2019, without any other modification to its terms other than those explicitly set forth below. Accordingly, you and the Company, intending to reflect our mutual understanding regarding such modifications, hereby agree as follows:

1.        Term of Employment. Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Term of Employment. Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2019 (the “Term Date”).

2.        Definition of Average Annual Bonus. Section 4.2.1 of the Employment Agreement is hereby amended by inserting the following at the end of the penultimate sentence of such section:

only if it would result in a greater Average Annual Bonus.

3.        Benefits After a Termination or Disability. Section 7.2 of the Employment Agreement is hereby amended by deleting clause (iii) in its entirety and replacing it with the following:

(iii) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” or “cause” within the meaning of any stock option agreement between you and the Company.

4.        Miscellaneous.

A.        Except as expressly set forth herein, this Letter Agreement shall not by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of you or the Company pursuant to the Employment Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which shall continue in full force and effect. From and after the date of this Letter Agreement, all references to the Employment Agreement shall be deemed to refer to the Employment Agreement as amended hereby.

B.        This Letter Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile transmission or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

TIME WARNER INC.

By:	/s/ James Cummings
	Name:	James Cummings
	Title:	Senior Vice President of Global Compensation and Benefits

Agreed and Accepted:

/s/ Howard M. Averill
Howard Averill